Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 1, 2014, with respect to the consolidated financial statements included in the Annual Report of Committed Capital Acquisition Corporation on Form 10-K for the year ended December 31, 2013.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Committed Capital Acquisition Corporation on Form S-3 (File No. 333-174599) and on Form S-8 (File No. 333-193207).

/s/ GRANT THORNTON LLP

New York, New York

April 1, 2014